FOR IMMEDIATE RELEASE

March 1, 2007

ILX RESORTS ANNOUNCES APPOINTMENT OF

EXECUTIVE VICE PRESIDENT OF DEVELOPMENT

PHOENIX, ARIZONA – March 1, 2007 - ILX RESORTS INCORPORATED (AMEX: ILX) announced today the appointment of Philip E. Baxter as Executive Vice President of Development.  Mr. Baxter brings more than 20 years of hospitality experience to this position, as well as an undergraduate degree from the Cornell University School of Hotel Administration and a Masters in Business Administration from Tulane University A.B. Freeman School of Business.  He has spent the last 14 years with Tishman Hotel Corporation where he was most recently First Vice President responsible for development, acquisitions, hotel management and advisory services for the West Coast.

“We are very pleased that Phil has joined ILX in this important new role,” said Joe Martori, Chairman and CEO.  He continued, “His initial focus will be the implementation of our First Piggy marketing concept. We look forward to utilizing Phil’s experience, creativity and contacts to launch this exciting new opportunity for the Company.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana (currently being expanded), one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including, but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, and other risks detailed in ILX's Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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